Exhibit 99.1
MARKETAXESS REPORTS RECORD FOURTH QUARTER REVENUE OF $38.6 MILLION,
RECORD PRE-TAX INCOME OF $14.4 MILLION AND DILUTED EPS OF $0.23
Company Announces Increase of Regular Quarterly Dividend to $0.09 per Share, up from $0.07
Fourth Quarter Financial Highlights*
•	Record revenues of $38.6 million, up 13.7%

•	Record pre-tax income of $14.4 million, up 30.9%

•	Record pre-tax margin of 37.4%, up from 32.5%

•	EBITDA of $16.0 million, up 25.8%

•	Net income of $8.9 million, or $0.23 per diluted share, up 64.6%

*	All comparisons versus fourth quarter 2009.
Full Year 2010 Financial Highlights**
•	Record revenues of $146.2 million, up 27.8%

•	Record pre-tax income of $50.9 million, up 69.4%

•	Record pre-tax margin of 34.8%, up from 26.3%

•	EBITDA of $57.3 million, up 55.3%

•	Net income of $31.4 million, or $0.80 per diluted share, up 95.2%

**	All comparisons versus full year 2009.
NEW YORK, February 2, 2011 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the fourth quarter and full year ended December 31, 2010.
“Market share gains and continued strength in fee capture drove significant growth in revenues and earnings for the fourth quarter and full year 2010,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Our U.S. high grade trading volume increased 37% in 2010, despite flat overall TRACE market volumes. Top line revenue growth is driving record results in operating margins and EBITDA.”

Fourth Quarter Results
Total revenues for the fourth quarter of 2010 increased 13.7% to a record $38.6 million, compared to $34.0 million for the fourth quarter of 2009. Pre-tax income was a record $14.4 million, compared to $11.0 million for the fourth quarter of 2009, an increase of 30.9%. Pre-tax margin was 37.4%, compared to 32.5% for the fourth quarter of 2009. Net income totaled $8.9 million, or $0.23 per share on a diluted basis, compared to $5.4 million, or $0.14 per share on a diluted basis, for the fourth quarter of 2009. The fourth quarter of 2009 results included a non-cash income tax charge of $1.3 million, or $0.03 per diluted share, to reflect an anticipated reduction in the rate at which state income taxes will be paid in the future.
Commission revenue for the fourth quarter of 2010 increased 12.9% to $32.3 million, compared to $28.6 million for the fourth quarter of 2009. Variable transaction fees totaled $18.9 million on total trading volume of $104.3 billion, compared to variable transaction fees of $16.5 million on total trading volume of $92.0 billion for the fourth quarter of 2009. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 9.6%, compared to an estimated 8.1% for the fourth quarter of 2009 and 8.3% for the third quarter of 2010.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, increased 23.5% to $3.8 million, compared to $3.1 million for the fourth quarter of 2009. Other revenue, which consists of information and user access fees, investment income and other revenue, increased 9.9% to $2.6 million, compared to $2.3 million for the fourth quarter of 2009.
Total expenses for the fourth quarter of 2010 increased 5.4% to $24.2 million, compared to $22.9 million for the fourth quarter of 2009. The increase was primarily due to higher professional and consulting expenses and market data expenses. Employee headcount as of December 31, 2010 was 227, compared to 212 as of December 31, 2009.
Full Year 2010 Results
Total revenues for the year ended December 31, 2010 increased 27.8% to a record $146.2 million, compared to $114.4 million for 2009. Pre-tax income was a record $50.9 million, compared to $30.0 million for 2009, an increase of 69.4%. Pre-tax margin was 34.8%, compared to 26.3% for 2009. Net income totaled $31.4 million, or $0.80 per share on a diluted basis, compared to $16.1 million, or $0.42 per share on a diluted basis, for 2009.
Commission revenue for the year ended December 31, 2010 increased 27.1% to $122.2 million, compared to $96.1 million for 2009. Variable transaction fees increased 36.5% to $72.0 million on total trading volume of $402.3 billion, compared to variable transaction fees of $52.8 million on total trading volume of $299.3 billion for 2009.
Technology products and services revenue totaled $13.6 million for the year ended December 31, 2010, compared to $9.8 million for 2009. Other revenue increased 21.9% to $10.4 million, compared to $8.5 million for 2009.
Total expenses for the year ended December 31, 2010 increased 12.9% to $95.3 million, compared to $84.4 million for 2009. The increase was primarily due to higher employee compensation and benefits expense of $6.2 million, general and administrative expense of $2.0 million, professional and consulting fees of $1.6 million and technology and communication costs of $1.5 million. Capital spending for the year ended December 31, 2010 was $7.1 million and included $3.0 million in expenditures related to new premises.

The effective tax rate for 2010 was 38.3%, compared to 46.4% for 2009. The 2009 provision for income taxes included a non-cash income tax charge of $1.3 million, or $0.03 per diluted share, to reflect an anticipated reduction in the rate at which state income taxes will be paid in the future.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.09 per share of voting and non-voting common stock outstanding, to be paid on March 2, 2011 to stockholders of record as of the close of business on February 16, 2011. This represents an increase in the quarterly cash dividend of $0.02 per share. The Company initiated the payment of quarterly cash dividends in the fourth quarter of 2009.
Share Repurchase Program Update
In June 2010, the Company’s board of directors approved a $30 million share repurchase program. The share repurchase program was completed in November 2010. A total of 384,444 shares were repurchased in the fourth quarter of 2010, bringing the total repurchases over the life of the program to 1.9 million shares.
Balance Sheet Data
As of December 31, 2010, total assets were $300.0 million and included $197.5 million in cash, cash equivalents and securities. Total stockholders’ equity, including the Series B preferred stock, as of December 31, 2010 was $264.8 million. The Series B preferred stock was automatically converted to common stock on January 24, 2011. This conversion does not impact the computation of diluted weighted-average common shares outstanding.
Guidance for 2011
The Company expects total expenses for 2011 to be in the range of $101.0 million to $107.0 million, inclusive of expenses associated with establishing and operating a swap execution facility.
The Company expects its full year 2011 capital spending to be in the range of $4.0 million to $6.0 million.
The Company anticipates that the overall effective tax rate for 2011 will be between 38% and 41%. In addition, the Company expects that its remaining unrestricted tax loss and tax credit carryforwards will be utilized during 2011.
Non-GAAP Financial Measure
EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in gaining an understanding of the Company’s operating results. See attached schedule for a full reconciliation of GAAP net income to EBITDA.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and Tony DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 10:00 a.m. Eastern time. To access the conference call, please dial 866-543-6405 (U.S.) or 617-213-8897 (international). The passcode for all callers is 73533019. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 79103903. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 800 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 78 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6017	+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$22,234	$18,928	$83,796	$62,557
Eurobond	4,420	5,988	18,656	20,339
Other	5,607	3,651	19,728	13,236

Total commissions	32,261	28,567	122,180	96,132
Technology products and services	3,778	3,058	13,648	9,778
Information and user access fees	1,722	1,574	6,681	6,252
Investment income	285	342	1,192	1,222
Other	559	418	2,527	1,055

Total revenues	38,605	33,959	146,228	114,439

Expenses
Employee compensation and benefits	13,998	13,788	56,446	50,274
Depreciation and amortization	1,552	1,666	6,350	6,790
Technology and communications	2,669	2,045	9,982	8,436
Professional and consulting fees	2,134	1,732	8,503	6,869
Occupancy	646	1,054	2,997	3,129
Marketing and advertising	1,009	878	3,075	2,882
General and administrative	2,152	1,757	7,965	6,010

Total expenses	24,160	22,920	95,318	84,390

Income before taxes	14,445	11,039	50,910	30,049
Provision for income taxes	5,498	5,603	19,482	13,947

Net income	$8,947	$5,436	$31,428	$16,102

Per Share Data:
Earnings per share:
Basic	$0.25	$0.15	$0.86	$0.44
Diluted	$0.23	$0.14	$0.80	$0.42

Weighted-average common shares:
Basic	32,334	33,328	33,159	33,264
Diluted	38,642	38,760	39,051	38,082

MarketAxess Holdings Inc.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	($ in thousands, except per share data)
	(unaudited)

Net income	$8,947	$5,436	$31,428	$16,102

Add back:
Interest expense	18	24	78	87

Provision for income taxes	5,498	5,603	19,482	13,947

Depreciation and amortization	1,552	1,666	6,350	6,790

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$16,015	$12,729	$57,338	$36,926

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	December 31, 2010	December 31, 2009
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$124,994	$103,341
Securities available-for-sale	72,552	70,997
Deferred tax assets, net	19,813	23,980
All other assets	82,162	78,968

Total assets	$299,521	$277,286

Liabilities and Stockholders’ Equity

Total liabilities	$34,730	$30,469
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	234,476	216,502

Total liabilities and stockholders’ equity	$299,521	$277,286

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In millions)
	(unaudited)

U.S. high-grade — multi dealer [1]
fixed-rate	$61,982	$52,753	$235,698	$170,519
floating-rate	1,346	2,627	7,698	6,629
Eurobond	10,780	17,937	50,251	56,778
Other[1]	30,215	18,684	108,610	65,360

Total	$104,323	$92,001	$402,257	$299,286

	Average Daily Volume
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In millions)
	(unaudited)

U.S. high-grade[1]	$1,021	$893	$974	$709
Eurobond	168	280	199	224
Other[1]	487	301	434	261

Total	$1,676	$1,474	$1,607	$1,194

Number of U.S. Trading Days [2]	62	62	250	250
Number of U.K. Trading Days [3]	64	64	253	253

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.